UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 7, 2011

INTERNATIONAL RECTIFIER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-7935	95-1528961
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 North Sepulveda Boulevard, El Segundo, California 90245

(Address of Principal Executive Offices) (Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)  Compensatory Arrangement of Certain Officers

On July 7, 2010, the Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of International Rectifier Corporation (the “Company”), established a short-term cash incentive bonus program (the “Program”) for the Company’s 2011 fiscal year (“Program Period”), pursuant to which each of the following executive officers of the Company (“Named Officers”), is eligible to participate: President and Chief Executive Officer, Oleg Khaykin; Executive Vice President and Chief Financial Officer, Ilan Daskal; Executive Vice President and Chief Operations Officer, Michael Barrow; and Vice President, General Counsel and Secretary, Timothy E. Bixler.  The Program is described more fully in Item 5.02(e)(A) of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 13, 2010 and  Item 5.02(e) of the Company’s Current Report on Form 8-K filed with the SEC on August 31, 2010  (together the “Prior 8-Ks”), which descriptions are incorporated herein by reference.

On February 7, 2011, the Compensation Committee established the performance goals attributed to each Named Officer’s eligible bonus opportunity under the Program applicable to the last two fiscal quarters of the Company’s 2011 fiscal year.  For Mr. Khaykin, the Compensation Committee established a mix of corporate and individual goals, with 70% of Mr. Khaykin’s bonus opportunity based upon the Company’s level of achievement of operating income before bonus and excluding extraordinary and one-time items, such as the Company’s ERP initiatives, and 30% of the bonus opportunity based on the Compensation Committee’s subjective determination of Mr. Khaykin’s performance against qualitative standards.   For the Named Officers other than Mr. Khaykin, the Compensation Committee established a mix of individual goals, with 70% of the bonus opportunity based on the Compensation Committee’s determination of the Named Officer achieving individualized performance targets and 30% of the bonus opportunity based on the Compensation Committee’s subjective determination of the Named Officer’s performance against qualitative standards.

The Program remains otherwise in effect as set forth in the Prior 8-Ks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2011	INTERNATIONAL RECTIFIER CORPORATION

	By:	/s/ Timothy E. Bixler
	Name:	Timothy E. Bixler
	Title:	Vice President, General Counsel and Secretary